Exhibit 5.4

November 10, 2020

Re: Huntington Ingalls Industries, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am Assistant General Counsel of Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), and am delivering this opinion with respect to the subsidiary of the Company set forth on Exhibit A hereto (the “Covered Guarantor”) in connection with a Registration Statement on Form S-4 (such Registration Statement as amended or supplemented, the “Registration Statement”), including the related prospectus (the “Prospectus”), to be filed by the Company and the subsidiaries of the Company listed on Schedule B hereto (each, a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s issuance and exchange (the “Exchange Offer”) of up to $500,000,000 aggregate principal amount of its 3.844% Senior Notes due 2025 (the “New 2025 Notes”) for a like principal amount of the Company’s outstanding 3.844% Senior Notes due 2025 (the “Old 2025 Notes”) and $500,000,000 aggregate principal amount of its 4.200% Senior Notes due 2030 (the “New 2030 Notes” and, together with the New 2025 Notes, the “New Notes”) for a like principal amount of the Company’s outstanding 4.200% Senior Notes due 2030 (the “Old 2030 Notes” and, together with the Old 2025 Notes, the “Old Notes”), in each case in accordance with the terms of a Registration Rights Agreement, dated as of March 30, 2020, by and among the Company, the Guarantors and the initial purchasers of the Old Notes, which is filed as Exhibit 4.2 to the Registration Statement (the “Registration Rights Agreement”). The Old Notes are, and the New Notes will be, fully and unconditionally guaranteed as to payment of principal and interest on a senior unsecured basis by the Guarantors (the “Exchange Guarantees” and, together with the New Notes, the “Securities”). The Old Notes were issued, and the New Notes are to be issued, pursuant to an indenture, dated as of March 30, 2020 (the “Indenture”), between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which is filed as Exhibit 4.1 to the Registration Statement.

I (or attorneys under my supervision or at my request) have examined and relied upon (i) signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto; (ii) the Prospectus; (iii) the Indenture, including the terms of the Exchange Guarantees set forth therein; (iv) the Registration Rights Agreement; (v) the Old Notes; and (vi) the New Notes. I (or attorneys under my supervision or at my request) have also examined and relied upon the Articles of Incorporation of the Covered Guarantor, the Bylaws of the Covered Guarantor and minutes of meetings of the Board of Directors of the Covered Guarantor as provided to me by the Covered Guarantor.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Covered Guarantor.

I have relied as to certain matters on information obtained from public officials and officers of the Covered Guarantor.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Illinois. I also express no opinion herein with respect to compliance by the Company or any Guarantor with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. I express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

I am of the opinion that (1) the Covered Guarantor is a corporation validly existing and in good standing under the laws of the State of Illinois, (2) the Covered Guarantor has all requisite corporate power and authority to execute and deliver and perform its obligations under the Exchange Guarantee and to consummate the Exchange Offer, (3) the execution and delivery by the Covered Guarantor of, and the performance by such Covered Guarantor of its obligations under, the Indenture and the Exchange Guarantee and the consummation of the Exchange Offer have been duly authorized by such Covered Guarantor and (4) the Indenture has been duly executed and delivered by the Covered Guarantor.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Edward S. Harrison

Edward S. Harrison
Assistant General Counsel

Schedule A

Covered Guarantor

Exact Name of Guarantor as specified in its Charter	State of Organization
Integrated Information Technology Corporation	Illinois

Schedule B

Guarantors

Exact Name of Guarantor as specified in its Charter	State of Organization
Fleet Services Holding Corp.	Delaware
Fulcrum IT Services, LLC	Virginia
G2, Inc.	Maryland
HII Energy Inc.	Virginia
HII Fleet Support Group LLC	Delaware
HII Mechanical Inc.	Virginia
HII Mission Driven Innovative Government Solutions Inc.	Delaware
HII Mission Driven Innovative Solutions Holding Company	Delaware
HII Mission Driven Innovative Solutions Inc.	Delaware
HII Mission Driven Innovative Technical Services LLC	Alabama
HII Nuclear Inc.	Delaware
HII San Diego Shipyard Inc.	California
HII Services Corporation	Delaware
HII Technical Solutions Corporation	Delaware
HII Unmanned Maritime Systems, Inc.	Delaware
Huntington Ingalls Engineering Services, Inc.	Delaware
Huntington Ingalls Incorporated	Virginia
Huntington Ingalls Industries Energy and Environmental Services, Inc.	Delaware
Huntington Ingalls Unmanned Maritime Systems, Inc.	Delaware
Hydroid, Inc.	Delaware
Integrated Information Technology Corporation	Illinois
Newport News Nuclear Inc.	Virginia
Pegasus International, Inc.	Texas
The PTR Group, LLC	Virginia
Universal Ensco, Inc.	Texas
UniversalPegasus International Holdings, Inc.	Delaware
UniversalPegasus International, Inc.	Delaware
UP International, Inc.	Delaware
UP Support Services, Inc.	Delaware
Veritas Analytics, Inc.	Virginia